Exhibit 107

Calculation of Filing Fee Tables

FORM F-1
(Form Type)

KWESST MICRO SYSTEMS INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Common Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Shares(3)	Rule 457(c)	5,069,121	$2.10	$10,645,154	$0.0001102	$1,173.10

Fee Previously Paid	-	-	-	-	-	-	-	-
	Total Offering Amounts					$10,645,154		$1,173.10
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$1,173.10

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, there are also being registered such indeterminate number of additional Common Shares as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sales price of the Common Shares as reported on Nasdaq Capital Market LLC on July 27, 2023.

(3) Represents (i) 1,542,194 issued and outstanding Common Shares, (ii) 2,472,742 Common Shares underlying outstanding Warrants, (iii) 930,548 Common Shares underlying outstanding Pre-funded Warrants, and (iv) 123,637 Common Shares underlying outstanding Placement Agent Warrants, in each case, held by the Selling Securityholders named in this Registration Statement.